EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

of Ceridian Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-56822, 333-56828, 333-56818, 333-56820, 333-64944, 333-82466 and 333-122959) on Form S-8 of Ceridian Corporation of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Ceridian Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Ceridian Corporation.

Our report dated March 16, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Ceridian Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that describes that material weakness.

/s/ KPMG LLP

Minneapolis, Minnesota
March 16, 2006